Filed Pursuant to Rule 424(b)(7)

Registration No. 333-209034

Prospectus Supplement No. 1

(To Prospectus dated January 19, 2016)

EnLink Midstream, LLC

15,564,009 Common Units

Representing Limited Liability Company Interests

This prospectus supplement no. 1 supplements and amends the prospectus dated January 19, 2016 relating to the sale from time to time of up to 15,564,009 common units representing limited liability company interests in EnLink Midstream, LLC that may be offered for sale by the selling unitholders named herein.  This prospectus supplement should be read in conjunction with and accompanied by the prospectus and is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common units involves risks. See “Risk Factors” on page 2 of the prospectus as well as the risk factors in the documents incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 17, 2016.

The section entitled “The Selling Unitholders” in the prospectus is superseded in its entirety with the following:

THE SELLING UNITHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 15,564,009 common units by the selling unitholders.  Tall Oak Midstream, LLC (“Tall Oak”) and FE-STACK, LLC (“FE-STACK”) acquired the common units from us on January 7, 2016 as consideration for acquisitions pursuant to securities purchase agreements dated December 6, 2015. On or about February 11, 2016, Tall Oak distributed a portion of the common units to its members, one of whom further distributed a portion of the common units it received to its members.  We are registering the offering by the selling unitholders of the common units described below pursuant to the provisions of a registration rights agreement entered into with the selling unitholders in connection with those acquisitions.  For additional information about the registration rights agreement, see “Plan of Distribution.”

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling unitholder offers or sells common units.  We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

The following table sets forth information relating to the selling unitholders as of February 16, 2016 based on information supplied to us by the selling unitholders on or prior to that date.  We have not sought to verify such information.  Information concerning the selling unitholders may change over time and selling unitholders may be added; if necessary, we will supplement this prospectus accordingly.  Except as set forth below, none of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.  The selling unitholders may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us.  In addition, the selling unitholders may have sold, transferred or otherwise disposed of some or all of their common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.  However, the selling unitholders are not obligated to sell any of the common units offered by this prospectus.

As of February 16, 2016, there were an aggregate of 179,901,914 common units outstanding.

Name of Selling Unitholder	Number of Common Units Beneficially Owned	Percentage of Common Units Beneficially Owned	Number of Common Units That May be Offered	Number of Common Units Beneficially Owned Following Resale	Percentage of Common Units Beneficially Owned Following Resale
Tall Oak Midstream, LLC(1)	53,953	*	53,953	—	—
FE-STACK, LLC(2)	5,567,913	3.09%	5,567,913	—	—
EnCap Flatrock Midstream Fund II(3)	5,542,907	3.08%	5,542,907	—	—
EnCap Flatrock Midstream Fund III(4)	3,325,746	1.85%	3,325,746	—	—
MCRL, LLC(5)	82,494	*	82,494	—	—
RJL LLC(6)	247,749	*	247,749	—	—
MJM II LLC(7)	247,749	*	247,749	—	—
LDL LLC(8)	247,749	*	247,749	—	—
CKE LLC(9)	247,749	*	247,749	—	—

*                 Less than 1%.

(1)         Under Tall Oak’s limited liability company agreement, the voting and disposition of  the common units held by Tall Oak are controlled by its board of managers. The board of managers is comprised of Dennis F. Jaggi, David J. Kurtz, William R. Lemmons, Jr., Carlos P. Evans, Lindel R. Larison, Ryan D. Lewellyn and Max J. Myers. Each of the members of the board of managers of Tall Oak disclaims beneficial ownership of any of our common units held by Tall Oak except to the extent of his pecuniary interest therein.

(2)         Under FE-STACK’s limited liability company agreement, the voting and disposition of the common units held by FE-STACK are controlled by Felix STACK Holdings, LLC (“Holdings”). In turn, Holdings is controlled by its board of managers. The board of managers of Holdings is comprised of Douglas E. Swanson, Jr., Martin Phillips, Skye Callantine and W. King Grant. Each of the members of the board of managers of Holdings disclaims beneficial ownership of any of our common units held by FE-STACK except to the extent of his pecuniary interest therein.

(3)         EnCap Flatrock Midstream Fund II GP, L.P., the general partner of EnCap Flatrock Midstream Fund II, controls the voting and disposition of the common units held by EnCap Flatrock Midstream Fund II.  In turn, the EnCap Flatrock Midstream Fund II GP, LLC, the general partner of EnCap Flatrock Midstream Fund II GP, L.P. controls EnCap Flatrock Midstream Fund II GP, L.P.  EnCap Flatrock Midstream Fund II GP, LLC is controlled by its board of managers. The board of managers of EnCap Flatrock Midstream Fund II GP, LLC is comprised of William D. Waldrip, William R. Lemmons, Jr., Dennis F. Jaggi, Robert L. Zorich, D. Martin Phillips, Gary R. Petersen, and David B. Miller.  Each of the members of the board of managers of EnCap Flatrock Midstream Fund II GP, LLC disclaims beneficial ownership of any of our common units held by EnCap Flatrock Midstream Fund II except to the extent of his pecuniary interest therein.

(4)         EnCap Flatrock Midstream Fund III GP, L.P., the general partner of EnCap Flatrock Midstream Fund III, controls the voting and disposition of the common units held by EnCap Flatrock Midstream Fund III.  In turn, the EnCap Flatrock Midstream Fund III GP, LLC, the general partner of EnCap Flatrock Midstream Fund III GP, L.P. controls EnCap Flatrock Midstream Fund III GP, L.P.  EnCap Flatrock Midstream Fund III GP, LLC is controlled by its board of managers. The board of managers of EnCap Flatrock Midstream Fund III GP, LLC is comprised of William D. Waldrip, William R. Lemmons, Jr., Dennis F. Jaggi, Robert L. Zorich, D. Martin Phillips, Gary R. Petersen, and David B. Miller.  Each of the members of the board of managers of EnCap Flatrock Midstream Fund III GP, LLC disclaims beneficial ownership of any of our common units held by EnCap Flatrock Midstream Fund III except to the extent of his pecuniary interest therein

(5)         Under the limited liability company agreement of MCRL, LLC, a Delaware limited liability company (“MCRL”), the voting and disposition of the common units held by MCRL are controlled by the Class 1 Members.  The Class 1 Members, who act by unanimous consent, are Carlos P. Evans, Lindel R. Larison, Ryan D. Lewellyn and Max J. Myers. Each of the Class 1 Members of MCRL disclaims beneficial ownership of any of our common units held by MCRL except to the extent of his pecuniary interest therein.

(6)         Under the limited liability company agreement of RJL LLC, an Oklahoma limited liability company (“RJL”), the voting and disposition of the common units held by RJL are controlled by the Managing Member, Ryan D. Lewellyn.  Mr. Lewellyn disclaims beneficial ownership of any of our common units held by RJL except to the extent of his pecuniary interest therein.

(7)         Under the limited liability company agreement of MJM II LLC, an Oklahoma limited liability company (“MJM”), the voting and disposition of the common units held by MJM are controlled by the Managing Member, Max J. Myers.  Mr. Myers disclaims beneficial ownership of any of our common units held by MJM except to the extent of his pecuniary interest therein.

(8)         Under the limited liability company agreement of LDL LLC, an Oklahoma limited liability company (“LDL”), the voting and disposition of the common units held by LDL are controlled by the Managing Member, Lindel R. Larison.  Mr. Larison disclaims beneficial ownership of any of our common units held by LDL except to the extent of his pecuniary interest therein.

(9)         Under the limited liability company agreement of CKE LLC, an Oklahoma limited liability company (“CKE”), the voting and disposition of the common units held by CKE are controlled by the Managing Member, Carlos P. Evans.  Mr. Evans disclaims beneficial ownership of any of our common units held by CKE except to the extent of his pecuniary interest therein.

Because the selling unitholders may offer all or some of their common units from time to time, we cannot estimate the number of common units that will be held by the selling unitholders upon the termination of any particular offering by the selling unitholders. Please refer to “Plan of Distribution.”

PROSPECTUS

EnLink Midstream, LLC

15,564,009 Common Units

Representing Limited Liability Company Interests

This prospectus relates to up to 15,564,009 common units representing limited liability company interests in EnLink Midstream, LLC that may be offered for sale by the selling unitholders named in this prospectus. For a more detailed discussion of the selling unitholders, please read “The Selling Unitholders.”

The selling unitholders may offer and sell these common units to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these common units and the general manner of offering these common units by the selling unitholders. We may file one or more prospectus supplements that may describe the specific manner in which the selling unitholders will offer the common units and also may add, update or change information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our common units. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our common units are traded on the New York Stock Exchange under the symbol “ENLC.”

Investing in our common units involves risk. You should carefully consider the risk factors described under “Risk Factors” beginning on page 2 of this prospectus as well as the risk factors in the documents incorporated by reference herein and in any applicable prospectus supplement before you make any investment in our common units.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2016

You should rely only on the information we have provided or incorporated by reference in this prospectus.  Neither we nor the selling unitholders have authorized any person to provide you with additional or different information.  You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference.  Our business, financial condition, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. This prospectus provides you with a general description of us and the common units offered under this prospectus, which may be sold by the selling unitholders in one or more offerings. This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read carefully this prospectus, any prospectus supplement and the additional information described below under the heading “Where You Can Find More Information.”

All references in this prospectus or any accompanying prospectus supplement to (i) “EnLink Midstream,” “the company,” “we,” “us” and “our” and similar terms mean EnLink Midstream, LLC and its subsidiaries and (ii) our “manager” means EnLink Midstream Manager, LLC. All references in this prospectus or any accompanying prospectus supplement to our “operating agreement” mean the First Amended and Restated Operating Agreement of EnLink Midstream, LLC, which is included as an exhibit to the registration statement of which this prospectus constitutes a part.

ENLINK MIDSTREAM, LLC

EnLink Midstream, LLC is a publicly traded Delaware limited liability company formed in 2013. Our assets consist of equity interests in EnLink Midstream Partners, LP (the “Partnership”) and EnLink TOM Holdings, LP (“TOM Holdings”). The Partnership is a publicly traded limited partnership engaged in the gathering, transmission, processing and marketing of natural gas and natural gas liquids, condensate and crude oil, as well as providing crude oil, condensate and brine services to producers. TOM Holdings is a limited partnership held by us and the Partnership, which owns gathering and processing assets in central Oklahoma.

Our managing member, EnLink Midstream Manager, LLC, is a Delaware limited liability company and has ultimate responsibility for conducting our business and managing our operations.

Our executive offices are located at 2501 Cedar Springs Rd., Dallas, Texas 75201, and our telephone number is (214) 953-9500.

FORWARD-LOOKING STATEMENTS

Some of the information included in this prospectus, any prospectus supplement and the documents we incorporate by reference contain forward-looking statements that are based on information currently available to management as well as management’s assumptions and beliefs. All statements, other than statements of historical fact, included in this prospectus constitute forward-looking statements, including but not limited to statements identified by the words “may,” “will,” “should,” “plan,” “predict,” “anticipate,” “believe,” “intend,” “estimate” and “expect” and similar expressions. Such statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions; however, such statements are subject to certain risks and uncertainties. In addition to the specific uncertainties discussed elsewhere in this prospectus, the risk factors set forth in “Risk Factors” may affect our performance and results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those in the forward-looking statements. We disclaim any intention or obligation to update or review any forward-looking statements or information, whether as a result of new information, future events or otherwise.

RISK FACTORS

An investment in our common units involves a high degree of risk. Before you invest in our common units, you should carefully consider the following risk factors, as well as the risk factors in our most recent annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, all of which are incorporated herein by reference, and any other risk factors that may be described in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference.

If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our common units could decline and you could lose all or part of your investment. When the selling unitholders offer and sell any common units pursuant to a prospectus supplement, we may include additional risk factors relevant to such common units in the prospectus supplement.

Risks Inherent in an Investment in EnLink Midstream

Devon Energy Corporation (“Devon”) owns approximately 64.2% of our outstanding common units as of January 13, 2016 and controls our manager, which has sole responsibility for conducting our business and managing our operations. Our manager and its affiliates, including Devon, have conflicts of interest with us and limited duties to us and may favor their own interests to your detriment.

Devon owns and controls our manager and appoints all of the directors of our manager, subject to, in certain circumstances, the approval of a majority of our independent directors and our Chief Executive Officer. Some of the directors of our manager are also directors or officers of Devon. Although our manager has a duty to manage us in a manner it subjectively believes to be in, or not opposed to, our best interests, the directors and officers of our manager also have a duty to manage our manager in a manner that is in the best interests of Devon, in its capacity as the sole member of our manager. Conflicts of interest may arise between Devon and its affiliates, including our manager, on the one hand, and us and our unitholders, on the other hand. In resolving these conflicts of interest, our manager may favor its own interests and the interests of its affiliates over the interests of our unitholders. These conflicts include, among others, the following situations:

•                  neither our operating agreement nor any other agreement requires Devon to pursue a business strategy that favors us, to enter into any commercial agreements with us or the Partnership, or, except as set forth in a first offer agreement pursuant to which Devon is obligated to offer us a right of first offer with respect to its interest in the Access Pipeline transportation system (the “First Offer Agreement”), to sell any assets to us or the Partnership. Devon’s directors and officers have a fiduciary duty to make decisions in the best interests of the owners of Devon, which may be contrary to our interests;

•                  Devon may be constrained by the terms of its debt instruments from taking actions, or refraining from taking actions, that may be in our best interests;

•                  Devon, as a major customer of the Partnership, has an economic incentive to cause the Partnership to not seek higher transportation rates and processing fees, even if such higher rates or fees would reflect rates and fees that could be obtained in arm’s-length, third-party transactions;

•                  our manager determines the amount and timing of asset purchases and sales, borrowings, issuance of additional membership interests and reserves, each of which can affect the amount of cash that is available to be distributed to unitholders;

•                  our manager determines which costs incurred by it are reimbursable by us;

•                  our manager is allowed to take into account the interests of parties other than us in exercising certain rights under our operating agreement;

•                  our operating agreement limits the liability of, and eliminates and replaces the fiduciary duties that would otherwise be owed by, our manager and also restricts the remedies available to our unitholders for actions that, without the provisions of the operating agreement, might constitute breaches of fiduciary duty;

•                  any future contracts between us, on the one hand, and our manager and its affiliates, on the other, will not be the result of arm’s-length negotiations;

•                  except in limited circumstances, our manager will have the power and authority to conduct our business without unitholder approval;

•                  disputes may arise under commercial agreements between Devon and us or our subsidiaries, including the Partnership;

•                  our manager may exercise its right to call and purchase all of our outstanding common units not owned by it and its affiliates if it and its affiliates own more than 90% of our outstanding common units;

•                  our manager controls the enforcement of obligations owed to us by our manager and its affiliates, including the commercial agreements and the First Offer Agreement with Devon; and

•                  our manager decides whether to retain separate counsel, accountants or others to perform services for us.

Devon may compete with us.

Devon may compete with us, including by developing or acquiring additional gathering and processing assets. Pursuant to the terms of our operating agreement, the doctrine of corporate opportunity, or any analogous doctrine, does not apply to our manager or any of its affiliates, including Devon and its executive officers and directors. Any such person or entity that becomes aware of a potential transaction, agreement, arrangement or other matter that may be an opportunity for us will not have any duty to communicate or offer such opportunity to us. Any such person or entity will not be liable to us or to any of our members for breach of any fiduciary duty or other duty by reason of the fact that such person or entity pursues or acquires such opportunity for itself, directs such opportunity to another person or entity or does not communicate such opportunity or information to us. This may create actual and potential conflicts of interest between us and affiliates of our manager and result in less than favorable treatment of us and our unitholders. See “Description of Our Operating Agreement—Conflicts of Interest.”

Cost reimbursements due to our manager and its affiliates for services provided, which will be determined by our manager, could be substantial and would reduce cash available for distribution to our unitholders.

Prior to making distributions on our common units, we will reimburse our manager and its affiliates for all expenses they incur on our behalf. These expenses will include all costs incurred by our manager and its affiliates in managing and operating us, including costs for rendering corporate staff and support services to us, if any. There is no limit on the amount of expenses for which our manager and its affiliates may be reimbursed. Our operating agreement provides that our manager will determine the expenses that are allocable to us. In addition, to the extent our manager incurs obligations on behalf of us, we are obligated to reimburse or indemnify our manager. If we are unable or unwilling to reimburse or indemnify our manager, our manager may take actions to cause us to make payments of these obligations and liabilities. Any such payments could reduce the amount of cash otherwise available for distribution to our unitholders.

Our operating agreement replaces the fiduciary duties otherwise owed to our unitholders by our manager with contractual standards governing its duties.

Our operating agreement contains provisions that eliminate and replace the fiduciary standards that our manager would otherwise be held to by state fiduciary duty law. For example, our operating agreement permits our manager to make a number of decisions, in its individual capacity, as opposed to in its capacity as our manager, or otherwise, free of fiduciary duties to us and our unitholders. This entitles our manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or our members. Examples of decisions that our manager may make in its individual capacity include:

•                  how to allocate business opportunities among us and its other affiliates;

•                  whether to exercise its call right;

•                  how to exercise its voting rights with respect to any membership interests it owns;

•                  whether or not to consent to any merger or consolidation of us or any amendment to our operating agreement; and

•                  whether or not the manager should elect to seek the approval of the conflicts committee or the unitholders, or neither, of any conflicted transaction.

By purchasing any of our common units, a unitholder is treated as having consented to the provisions in our operating agreement, including the provisions discussed above. Please read “Description of Our Operating Agreement—Elimination and Replacement of Fiduciary Duties.”

Our operating agreement restricts the remedies available to holders of our membership interests for actions taken by our manager that might otherwise constitute breaches of fiduciary duty.

Our operating agreement contains provisions that restrict the remedies available to holders of our common units for actions taken by our manager that might otherwise constitute breaches of fiduciary duty under state fiduciary duty law. For example, our operating agreement provides that:

•                  whenever our manager makes a determination or takes, or declines to take, any other action in its capacity as our manager, our manager is required to make such determination, or take or decline to take such other action, in good faith, and will not be subject to any other or different standard imposed by Delaware law, or any other law, rule or regulation, or at equity;

•                  our manager will not have any liability to us or our unitholders for decisions made in its capacity as a managing member so long as it acted in good faith, meaning that it subjectively believed that the decision was in, or not opposed to, our best interests;

•                  our operating agreement is governed by Delaware law and any claims, suits, actions or proceedings:

•                  arising out of or relating in any way to our operating agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our operating agreement or the duties, obligations or liabilities among members or of members to us, or the rights or powers of, or restrictions on, the members or the company);

•                  brought in a derivative manner on our behalf;

•                  asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or our manager, or owed by our manager, to us or our members;

•                  asserting a claim arising pursuant to any provision of the DLLCA; or

•                  asserting a claim governed by the internal affairs doctrine;

must be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing our common units, a member is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts) in connection with any such claims, suits, actions or proceedings;

•                  our manager and its officers and directors will not be liable for monetary damages to us or our members resulting from any act or omission unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our manager or its officers or directors, as the case may be, acted in bad faith or engaged in fraud or willful misconduct, or, in the case of a criminal matter, acted with knowledge that the conduct was unlawful; and

•                  our manager will not be in breach of its obligations under our operating agreement or its duties to us or our members if a transaction with an affiliate or the resolution of a conflict of interest is:

•                  approved by the conflicts committee of the board of directors of our manager, although our manager is not obligated to seek such approval; or

•                  approved by the vote of a majority of our outstanding common units, excluding any common units owned by our manager and its affiliates, although our manager is not obligated to seek such approval.

Our manager will not have any liability to us or our unitholders for decisions whether or not to seek the approval of the conflicts committee of the board of directors of our manager or holders of a majority of our common units, excluding any common units owned by our manager and its affiliates. If an affiliate transaction or the resolution of a conflict of interest is not approved by the holders of our common units or the conflicts committee then it will be presumed that, in making its decision, taking any action or failing to act, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any member or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Please read “Description of Our Operating Agreement—Conflicts of Interest.”

Holders of our common units will have limited voting rights and will not be entitled to elect our manager or the board of directors of our manager, which could reduce the price at which our common units will trade.

Unlike the holders of common stock in a corporation, our unitholders will have only limited voting rights on matters affecting our business and, therefore, limited ability to influence management’s decisions regarding our business. Unitholders do not have the right to elect our manager or the board of directors of our manager on an annual or other continuing basis. The board of directors of our manager, including its independent directors, is chosen by the sole member of our manager, subject, in certain circumstances, to the approval of a majority of our independent directors and our Chief Executive Officer. Furthermore, if unitholders are dissatisfied with the performance of our manager, they will have very limited ability to remove our manager. Our operating agreement also contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management. As a result of these limitations, the price at which our common units trade could be diminished because of the absence or reduction of a takeover premium in the trading price.

Even if our unitholders are dissatisfied, they cannot initially remove our manager without its consent.

Our unitholders are unable to remove our manager without its consent because our manager and its affiliates own sufficient units to be able to prevent its removal. The vote of the holders of at least 66 2/3% of all outstanding common units voting together as a single class is required to remove the managing member. As of January 13, 2016, our manager and its affiliates owned approximately 65.4% of the outstanding EnLink Midstream Common Units.

Our operating agreement restricts the voting rights of unitholders owning 20% or more of our common units.

Unitholders’ voting rights are further restricted by our operating agreement, which provides that any units held by a person that owns 20% or more of any class of units, other than our manager, its affiliates, their transferees and persons who acquired such units with the prior approval of the board of directors of our manager, cannot vote on any matter.

Control of our manager may be transferred to a third party without unitholder consent.

Our manager may transfer its managing member interest to a third party in a merger or in a sale of all or substantially all of its assets without the consent of our unitholders. Furthermore, our operating agreement does not restrict the ability of Devon to transfer all or a portion of the ownership interest in our manager to a third party. If the managing member interest were transferred, the new owner of our manager would then be in a position to replace the board of directors and officers of our manager with its own choices and thereby exert significant control over the decisions made by such board of directors and officers. This effectively permits a “change of control” of our manager without the vote or consent of the unitholders.

We may issue additional units, including units that are senior to our common units, without your approval, which would dilute your existing ownership interests.

Our operating agreement does not limit the number of additional membership interests that we may issue at any time without the approval of our unitholders. The issuance by us of additional common units or other equity securities of equal or senior rank will have the following effects:

•                  each unitholder’s proportionate ownership interest in us will decrease;

•                  the amount of cash available for distribution on each unit may decrease;

•                  the relative voting strength of each previously outstanding unit may be diminished; and

•                  the market price of our common units may decline.

Devon may sell our common units in the public markets or otherwise, which sales could have an adverse impact on the trading price of our common units.

As of January 13, 2016, Devon held 115,495,669 common units. Additionally, we have agreed to provide Devon with certain registration rights with respect to the common units held by it. The sale of these units could have an adverse impact on the price of the our common units or on any trading market that may develop.

Our manager has a call right that may require unitholders to sell their common units at an undesirable time or price.

If at any time our manager and its affiliates own more than 90% of our common units, our manager will have the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of our common units held by unaffiliated persons at a price equal to the greater of (1) the average of the daily closing price of our common units over the 20 trading days preceding the date three days before notice of exercise of the call right is first mailed and (2) the highest per-unit price paid by our manager or any of its affiliates for our common units during the 90-day period preceding the date such notice is first mailed. As a result, unitholders may be required to sell their common units at an undesirable time or price and may not receive any return or a negative return on their investment. Unitholders may also incur a tax liability upon a sale of their units. Our manager is not obligated to obtain a fairness opinion regarding the value of our common nits to be repurchased by it upon exercise of the call right. There is no restriction in our operating agreement that prevents our manager from issuing additional common units and exercising its call right. If our manager exercised its call right, the effect would be to take us private. As of January 13, 2016, Devon owned an aggregate of approximately 64.2% of our common units. For additional information about the call right, please read “Description of Our Operating Agreement—Call Right.”

Unitholders may have liability to repay distributions that were wrongfully distributed to them.

Under certain circumstances, unitholders may have to repay amounts wrongfully returned or distributed to them. Under the DLLCA, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the DLLCA provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The DLLCA provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DLLCA will be liable to the limited liability company for the amount of the distribution for three years.

The price of our common units may fluctuate significantly, which could cause you to lose all or part of your investment.

As of January 13, 2016, only approximately 34.7% of our common units are held by public unitholders. The lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of our common units and limit the number of investors who are able to buy our common units.  The market price of our common units may be influenced by many factors, some of which are beyond our control, including:

•                  the quarterly distributions paid by us with respect to our common units;

•                  our quarterly or annual earnings, or those of other companies in our industry;

•                  the loss of Devon as a customer;

•                  events affecting Devon;

•                  announcements by us or our competitors of significant contracts or acquisitions;

•                  changes in accounting standards, policies, guidance, interpretations or principles;

•                  general economic conditions;

•                  the failure of securities analysts to cover our common units or changes in financial estimates by analysts;

•                  future sales of our common units; and

•                  other factors described in these “Risk Factors.”

We are a “controlled company” within the meaning of NYSE rules and, as a result, we qualify for, and rely on, exemptions from some of the listing requirements with respect to independent directors.

Because Devon controls more than 50% of the voting power for the election of directors of our manager, we are a controlled company within the meaning of NYSE rules, which exempt controlled companies from the following corporate governance requirements:

•                  the requirement that a majority of the board consist of independent directors;

•                  the requirement that the board of directors have a nominating or corporate governance committee, composed entirely of independent directors, that is responsible for identifying individuals qualified to become board members, consistent with criteria approved by the board, selection of board nominees for the next annual meeting of equity holders, development of corporate governance guidelines and oversight of the evaluation of the board and management;

•                  the requirement that we have a compensation committee of the board, composed entirely of independent directors, that is responsible for reviewing and approving corporate goals and objectives relevant to chief executive officer compensation, evaluation of the chief executive officer’s performance in light of the goals and objectives, determination and approval of the chief executive officer’s compensation, making recommendations to the board with respect to compensation of other executive officers and incentive compensation and equity-based plans that are subject to board approval and producing a report on executive compensation to be included in an annual proxy statement or Form 10-K filed with the SEC;

•                  the requirement that we conduct an annual performance evaluation of the nominating, corporate governance and compensation committees; and

•                  the requirement that we have written charters for the nominating, corporate governance and compensation committees addressing the committees’ responsibilities and annual performance evaluations.

For so long as we remain a controlled company, we will not be required to have a majority of independent directors or nominating, corporate governance or compensation committees. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

USE OF PROCEEDS

The common units to be offered and sold using this prospectus will be offered and sold by the selling unitholders named in this prospectus or in any supplement to this prospectus. We will not receive any proceeds from the sale of such common units.

DESCRIPTION OF THE COMMON UNITS

General

The common units represent non-managing membership interests in EnLink Midstream. The holders of common units are entitled to participate in cash distributions and exercise the rights and privileges available to non-managing members under our operating agreement. For a description of the rights and privileges of members under our operating agreement, including voting rights, see “Description of Our Operating Agreement” in this prospectus. For a general discussion of the expected federal income tax consequences of owning and disposing of common units, see “Material Income Tax Considerations.” Our common units are traded on the New York Stock Exchange under the symbol “ENLC.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of our common units except the following, which must be paid by unitholders:

•                  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•                  special charges for services requested by a common unitholder; and

•                  other similar fees or charges.

There will be no charge to unitholders for disbursements of cash distributions by us. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign by notice to us or be removed by us. The resignation or removal of the transfer agent will become effective upon appointment by us of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed, our manager may act as the transfer agent and registrar until a successor is appointed.

Transfer of Our Common Units

By transfer of our common units in accordance with our operating agreement, each transferee of our common units will be admitted as a non-managing member with respect to the common units transferred when such transfer is reflected in our books and records and such transferee becomes the record holder of the common units transferred. Each transferee:

•                  represents that the transferee has the capacity, power and authority to become bound by our operating agreement;

•                  automatically becomes bound by the terms of our operating agreement; and

•                  gives the consents, acknowledgements and waivers contained in our operating agreement, such as the approval of all transactions and agreements entered into in connection with our formation.

The board of directors of our manager (our “Board”) will cause any transfers to be recorded on our books and records from time to time as necessary to ensure their accuracy.

We may, at our discretion, treat the nominee holder of any of our common units as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Our common units are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a non-managing member for the transferred common units.

Until any common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF OUR OPERATING AGREEMENT

The following is a summary of the material provisions of our operating agreement. Our operating agreement is included as an exhibit to the registration statement of which this prospectus constitutes a part. We summarize certain other provisions of the partnership agreement elsewhere in this prospectus, including in “Description of the Common Units,” “Cash Distribution Policy” and “Material Income Tax Considerations.”

Organization and Duration

We were organized on October 16, 2013 and will have a perpetual existence unless terminated pursuant to the terms of our operating agreement.

Purpose

Our purpose, as set forth in our operating agreement, is limited to any business activity that is approved by our manager, in its sole discretion, and that lawfully may be conducted by a limited liability company organized under Delaware law.

Although our manager has the ability to cause us and our subsidiaries to engage in activities other than the business of owning, operating, developing and acquiring crude oil and natural gas gathering and processing assets and the owning of equity securities in the Partnership, our manager may decline to do so free of any duty or obligation whatsoever to us or our members, including any duty to act in our best interest or the best interests of our members. Our manager is generally authorized to perform all acts it determines to be necessary or appropriate to carry out the purposes of and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that require the approval of a “unit majority” require the approval of a majority of the common units, voting as a single class.

In voting their common units, affiliates of our manager will have no duty or obligation whatsoever to us or our members, including any duty to act in our best interest or the best interests of our members.

Matter	Vote Requirement

Issuance of additional units	No approval right.

Amendment of the operating agreement	Certain amendments may be made by our manager without the approval of the unitholders. Other amendments generally require the approval of a unit majority. See “—Amendment of the Operating Agreement.”

Merger of or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of EnLink Midstream	Unit majority. See “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. See “—Dissolution.”

Withdrawal of our manager	No approval right. See “—Withdrawal or Removal of Our Manager.”

Removal of our manager	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our manager and its affiliates. See “—Withdrawal or Removal of Our Manager.”

Transfer of the interest of our manager	No approval right. See “—Transfer of Managing Member Interest.”

Transfer of ownership interests in our manager	No approval right. See “—Transfer of Ownership Interests in the Manager.”

If any person or group other than our manager and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our manager or its affiliates (other than us) and any transferees of that person or group approved by our manager or to any person or group who acquires the units with the written approval of our manager.

Applicable Law; Forum, Venue and Jurisdiction

Our operating agreement is governed by Delaware law. Our operating agreement requires that any claims, suits, actions or proceedings:

•                  arising out of or relating in any way to our operating agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of our operating agreement or the duties, obligations or liabilities among our members, or the rights or powers of, or restrictions on, us or our members);

•                  brought in a derivative manner on our behalf;

•                  asserting a claim of breach of a fiduciary duty or other duty owed by any of our or our manager’s directors, officers or other employees, or owed by our manager, to us or our members;

•                  asserting a claim arising pursuant to any provision of the DLLCA; or

•                  asserting a claim governed by the internal affairs doctrine;

shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By acquiring our common units, you are irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other Delaware courts with subject matter jurisdiction) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Under the Delaware Limited Liability Company Act, or DLLCA, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the limited liability company, other than liabilities to members on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the limited liability company. For the purpose of determining the fair value of the assets of a limited liability company, the DLLCA provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited liability company only to the extent that the fair value of that property exceeds the non-recourse liability. The DLLCA provides that a member who receives a distribution and knew at the time of the distribution that the distribution was in violation of the DLLCA shall be liable to the limited liability company for the amount of the distribution for three years.

Issuance of Additional Interests

Our operating agreement authorizes us to issue an unlimited number of additional membership interests for the consideration and on the terms and conditions determined by our manager without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units or other membership interests. Holders of any additional common units issued by us will be entitled to share equally with the then-existing holders of our common units in distributions. In addition, the issuance of additional common units or other membership interests may dilute the value of the interests of the then-existing holders of our common units in our net assets.

In accordance with Delaware law and the provisions of our operating agreement, we may also issue additional membership interests that, as determined by our manager, may have rights to distributions or special voting rights to which common units are not entitled. In addition, our operating agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to common units.

Our manager will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase from us common or other membership interests whenever, and on the same terms that, we issue membership interests to persons other than our manager and its affiliates, to the extent necessary to maintain the percentage interest of our manager and its affiliates, including such interest represented by our common units, that existed immediately prior to each issuance. The holders of our common units will not have preemptive rights under our operating agreement to acquire additional common units or other membership interests.

Amendment of the Operating Agreement

General

Amendments to our operating agreement may be proposed only by our manager. However, to the fullest extent permitted by law, our manager will have no duty or obligation to propose or approve any amendment and may decline to do so free of any duty or obligation whatsoever to us or our members, including any duty to act in our best interest or in the best interest of our members. In order to adopt a proposed amendment, other than the amendments discussed below, our manager is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the members to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•                  enlarge the obligations of any non-managing member without its consent, unless approved by at least a majority of the type or class of non-managing membership interests so affected; or

•                  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our manager or any of its affiliates without the consent of our manager, which consent may be given or withheld at its option.

The provision of our operating agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units, voting as a single class (including units owned by our manager and its affiliates). As of January 13, 2016, our manager and its affiliates owned approximately 65.4% of our outstanding common units.

No Unitholder Approval

Our manager may generally make amendments to our operating agreement without the approval of any member to reflect:

•                  a change in our name, the location of our principal place of business, our registered agent or our registered office;

•                  the admission, substitution, withdrawal or removal of members in accordance with our operating agreement;

•                  a change that our manager determines to be necessary or appropriate to qualify or continue our qualification as a limited liability company or other entity in which the members have limited liability under the laws of any state;

•                  an amendment that is necessary, in the opinion of our legal counsel, to prevent us or our manager or our directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•                  an amendment that our manager determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional membership interests or derivative instruments related to, convertible into or exchangeable for additional membership interests;

•                  any amendment expressly permitted in our operating agreement to be made by our manager acting alone;

•                  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•                  any amendment that our manager determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with conduct otherwise permitted by our operating agreement;

•                  a change in our fiscal year or taxable period and related changes;

•                  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•                  any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our manager may make amendments to our operating agreement, without the approval of any member, if our manager determines that those amendments:

•                  do not adversely affect the non-managing members, including any particular class of non-managing members, in any material respect;

•                  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•                  are necessary or appropriate to facilitate the trading of membership interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the membership interests are or will be listed or admitted to trading;

•                  are necessary or appropriate in connection with any action taken by our manager relating to splits or combinations of units under the provisions of our operating agreement; or

•                  are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our manager determines adversely affects, in any material respect, one or more particular classes of members will require the approval of at least a majority of the class or classes so affected, but no vote will be required by any class or classes of members that our manager determines are not adversely affected in any material respect. Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that would reduce the voting percentage required to take any action other than to remove our manager or call a meeting of unitholders is required to be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the managing member or call a meeting of unitholders must be approved by the affirmative vote of members whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our manager will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the members in connection with any of the amendments. No other amendments to our operating agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of its members.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion by us requires the prior consent of our manager. However, our manager will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or our members, including any duty to act in our best interest or the best interests of our members.

In addition, our operating agreement generally prohibits our manager, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our manager may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our manager may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our manager may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our manager has received an opinion of counsel regarding limited liability matters, the transaction would not result in a material amendment to our operating agreement (other than an amendment that our manager could adopt without the consent of the members), each of our units would be an identical unit of the company following the transaction and the membership securities to be issued do not exceed 20% of the outstanding membership interests immediately prior to the transaction.

If the conditions specified in our operating agreement are satisfied, our manager may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability matters and our manager determines that the governing instruments of the new entity provide the members and our manager with substantially the same rights and obligations as contained in our operating agreement. Holders of our units will not be entitled to dissenters’ rights of appraisal under our operating agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited liability company until dissolved under the terms of our operating agreement. We will dissolve upon:

•                  the election by our manager to dissolve EnLink Midstream, if approved by the holders of units representing a unit majority;

•                  there being no members, unless we are continued without dissolution in accordance with applicable Delaware law;

•                  the entry of a decree of judicial dissolution of EnLink Midstream; or

•                  the withdrawal or removal of our manager or any other event that results in its ceasing to be our manager other than by reason of a transfer of its managing member interest in accordance with our operating agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our operating agreement by appointing as a successor managing member an entity approved by the holders of units representing a unit majority, subject to the receipt by us of an opinion of counsel to the effect that the action would not result in the loss of limited liability under Delaware law of any member.

Liquidation and Distribution of Proceeds

Upon dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our manager that are necessary or appropriate, liquidate our assets. The liquidator will first apply the proceeds of liquidation to the payment of our creditors and, thereafter, holders of our common units would be entitled to share ratably in the distribution of any remaining proceeds.

Withdrawal or Removal of Our Manager

Our manager may withdraw as managing member without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our operating agreement. In addition, our operating agreement permits our manager, in some instances, to sell or otherwise transfer all of its managing member interest in us without the approval of the unitholders. See “—Transfer of Managing Member Interest.”

Upon withdrawal of our manager under any circumstances, other than as a result of a transfer by our manager of all or a part of its managing member interest in us, the holders of a unit majority may select a successor to that withdrawing managing member. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor managing member. See “—Dissolution.”

Our manager may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our manager and its affiliates, and we receive an opinion of counsel regarding limited liability matters. Any removal of our manager is also subject to the approval of a successor managing member by the vote of the holders of a majority of our outstanding common units, voting as a class, including units held by our manager and its affiliates. The ownership of more than 33 1/3% of the outstanding units by our manager and its affiliates gives them the ability to prevent our manager’s removal. As of January 13, 2016, our manager and its affiliates owned approximately 65.4% of our outstanding common units.

In the event of the removal of our manager under circumstances where cause exists or withdrawal of our manager where that withdrawal violates our operating agreement, a successor managing member will have the option to purchase the managing member interest of the departing managing member and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our manager withdraws or is removed by the members, the departing managing member will have the option to require the successor managing member to purchase the managing member interest of the departing managing member and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing managing member and the successor managing member. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing managing member and the successor managing member will determine the fair market value. Or, if the departing managing member and the successor managing member cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing managing member or the successor managing member, the departing managing member’s managing member interest will automatically convert into our common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing managing member for all amounts due the departing managing member, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing managing member or its affiliates.

Transfer of Managing Member Interest

At any time, our manager may transfer all or any of its managing member interest to another person without the approval of any other member. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our manager, agree to be bound by the provisions of our operating agreement and furnish an opinion of counsel regarding limited liability matters.

Transfer of Ownership Interests in the Manager

At any time, the owner of our manager may sell or transfer all or part of its ownership interests in the manager to an affiliate or third party without the approval of the holders of our common units.

Change of Management Provisions

Our operating agreement contains specific provisions that are intended to discourage a person or group from attempting to remove our manager or from otherwise changing our management. See “—Withdrawal or Removal of Our Manager” for a discussion of certain consequences of the removal of our manager. If any person or group, other than our manager and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. See “—Meetings; Voting.”

Call Right

If at any time our manager and its affiliates own more than 90% of the then-issued and outstanding membership interests of any class, our manager will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the membership interests of the class held by unaffiliated persons, as of a record date to be selected by our manager, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•                  the highest price paid by our manager or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our manager first mails notice of its election to purchase those membership interests; and

•                  the average of the daily closing prices of the membership interests of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our manager’s right to purchase outstanding membership interests, a holder of membership interests may have his membership interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our members and to act upon matters for which approvals may be solicited.

Our manager does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our manager or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit will have a vote according to his percentage interest in us, although additional membership interests having special voting rights could be issued. See “—Issuance of Additional Interests.” However, if at any time any person or group, other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates and purchasers specifically approved by our manager, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Our common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of our common units under our operating agreement will be delivered to the record holder by us or by our transfer agent.

Status as Member

By transfer of our common units in accordance with our operating agreement, each transferee of our common units shall be admitted as a member with respect to our common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our operating agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•                  our manager;

•                  any departing managing member;

•                  any person who is or was an affiliate of our manager or any departing managing member;

•                  any person who is or was our manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee, our subsidiaries, our manager, any departing managing member or any of their affiliates;

•                  any person who is or was serving as a manager, managing member, general partners, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or any of our subsidiaries; and

•                  any person designated by our manager because of such person’s status in relation to us.

Any indemnification under these provisions will only be out of our assets. Unless our manager otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend monies or properties to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

Reimbursement of Expenses

Our operating agreement requires us to reimburse our manager on a monthly basis for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our manager in connection with operating our business. Our operating agreement does not set a limit on the amount of expenses for which our manager and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our manager by its affiliates. Our manager is entitled to determine the expenses that are allocable to us.

Books and Reports

Our manager is required to keep appropriate books of our business at its principal offices. These books will be maintained for both tax and financial reporting purposes on an accrual basis in accordance with GAAP. For tax and fiscal reporting purposes, the fiscal year of EnLink Midstream is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by its independent public accountants. Except for its fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website which we maintain.

Right to Inspect Books and Records

Our operating agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable written demand stating the purpose of such demand and at such member’s own expense, have furnished to such member:

•                  true and full information regarding the status of our business and financial condition (provided that this obligation shall be satisfied to the extent the member is furnished the most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the SEC by us pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”));

•                  a current list of the name and last known address of each record holder; and

•                  copies of our operating agreement, its certificate of formation, related amendments, and powers of attorney under which they have been executed.

Under our operating agreement, however, each of our members and other persons who acquire our membership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to its affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our manager may, and intends to, keep confidential from our members trade secrets or other information the disclosure of which our manager determines is not in our best interests, could damage us or that we are required by law or by agreements with third parties to keep confidential. Our operating agreement limits the right to information that a member would otherwise have under Delaware law.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our manager and its affiliates, including Devon, on the one hand, and us and our members, on the other hand. The directors and officers of our manager have fiduciary duties to manage our manager in a manner that is in the best interests of Devon, in its capacity as the sole member of our manager. At the same time, our manager has a duty to manage us in a manner it subjectively believes is in, or not opposed to, our best interests. Our operating agreement specifically defines the remedies available to unitholders for actions taken that, without these defined liability standards, might constitute breaches of fiduciary duty under applicable Delaware law. The DLLCA provides that Delaware limited liability companies may, in their operating agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the manager to the members and the company.

Whenever a conflict arises between our manager or its affiliates, on the one hand, and us or our members, on the other hand, the resolution or course of action in respect of such conflict of interest shall be permitted and deemed approved by all its members and shall not constitute a breach of our operating agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•                  approved by the conflicts committee of the board of directors of our manager, although our manager is not obligated to seek such approval; or

•                  approved by the holders of a majority of our outstanding common units, excluding any such units owned by our manager or any of its affiliates.

Our manager may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of our Board or from the holders of a majority of our outstanding common units as described above. If our manager does not seek approval from the conflicts committee or from holders of our common units as described above and our Board approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, our Board acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our operating agreement, our Board or the conflicts committee of our Board may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our operating agreement, a determination, other action or failure to act by our manager, our Board, or any committee thereof (including the conflicts committee) will be deemed to be in “good faith” if our manager, our Board or any committee thereof (including the conflicts committee) subjectively believed such determination, other action or failure to act was in, or not opposed to, our best interests or meets the standard otherwise specified in our operating agreement.

The directors and officers of Devon have a fiduciary duty to make decisions in the best interests of the owners of Devon, which may be contrary to our interests.

Because certain officers and certain directors of our manager are also directors and/or officers of affiliates of our manager, including Devon, they have fiduciary duties to Devon that may cause them to pursue business strategies that disproportionately benefit Devon or that otherwise are not in our best interests.

Our manager is allowed to take into account the interests of parties other than us, such as Devon, in exercising certain rights under our operating agreement.

Our operating agreement contains provisions that permissibly reduce the standards that our manager would otherwise be held to by state fiduciary duty law. For example, our operating agreement permits our manager to make a number of decisions in its individual capacity, as opposed to in its capacity as our manager. This entitles our manager to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any of our members. Examples include the exercise of its call right, its voting rights with respect to any units it owns and its determination whether or not to consent to any merger or consolidation.

Affiliates of our manager may engage in competition with us and neither our manager nor its affiliates have any obligation to present business opportunities to us.

Affiliates of our manager are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and our manager or its affiliates, may acquire, develop or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets, other than our rights of first offer under a first offer agreement with Devon.

Under our operating agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our manager and its affiliates. As a result, neither our manager nor any of its affiliates have any obligation to present business opportunities to us.

Our operating agreement limits the liability of, and replaces the duties owed by, our manager and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our operating agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our operating agreement provides that:

•                  our manager shall not have any liability to us or our unitholders for decisions made in its capacity as a manager so long as it acted in good faith;

•                  our manager and its officers and directors will not be liable for monetary damages to us or our members for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our manager or those other persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that its conduct was unlawful; and

•                  in resolving conflicts of interest, it will be presumed that in making its decision our manager, our Board or the conflicts committee of our Board acted in good faith, and in any proceeding brought by or on behalf of us or any of our members, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.

By acquiring our common units, you will agree to become bound by the provisions in our operating agreement, including the provisions discussed above. Please read “—Elimination and Replacement of Fiduciary Duties.”

We will reimburse our manager and its affiliates for expenses.

We will reimburse our manager and its affiliates, including Devon, for costs incurred in managing and operating us. Our operating agreement provides that our manager will determine the expenses that are allocable to us, and it will charge on a fully allocated cost basis for services provided to us.

Holders of our common units have no right to enforce obligations of our manager and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our manager and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our manager and its affiliates in favor of us.

Contracts between us, on the one hand, and our manager and its affiliates, on the other, will not be the result of arm’s-length negotiations.

Future agreements, contracts and arrangements between us and our manager and its affiliates will not be the result of arm’s-length negotiations. Our manager will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our manager has the power and authority to conduct our business without unitholder approval.

Under our operating agreement, our manager has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business, including, but not limited to, the following actions:

•                  expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•                  preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•                  acquiring, disposing, mortgaging, pledging, encumbering, hypothecating, or exchanging our assets or merging or otherwise combining with or into another person;

•                  negotiating, executing and performing contracts, conveyance or other instruments;

•                  using our assets, including distributing cash;

•                  selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•                  maintaining insurance for our benefit;

•                  forming, acquiring an interest in, and contributing property and loaning money to, any further memberships, joint ventures, corporations, limited liability companies or other relationships;

•                  controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•                  indemnifying any person against liabilities and contingencies to the extent permitted by law;

•                  purchasing, selling or otherwise acquiring or disposing of our membership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our membership interests; and

•                  entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our manager.

See “—Voting Rights” for information regarding the voting rights of unitholders.

Our common units are subject to our manager’s call right.

If at any time our manager and its affiliates own more than 90% of our common units, our manager will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of our common units held by unaffiliated persons at the market price calculated in accordance with the terms of our operating agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our manager is not obligated to obtain a fairness opinion regarding the value of our common units to be repurchased by it upon exercise of the call right. There is no restriction in our operating agreement that prevents our manager from issuing additional common units and exercising its call right. Our manager may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a holder of our common units may have his common units purchased from him at an undesirable time or price. See “—Call Right.”

We may not choose to retain separate counsel for ourselves or for the holders of our common units.

Attorneys, independent accountants and others who will perform services for us will be selected by our manager or the conflicts committee of our Board and may perform services for our manager and its affiliates, including Devon. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our manager and its affiliates, on the one hand, and us or the holders of our common units, on the other, depending on the nature of the conflict, although EnLink Midstream may choose not to do so.

Elimination and Replacement of Fiduciary Duties

Duties owed to unitholders by our manager are prescribed by law and in our operating agreement. The DLLCA provides that Delaware limited liability companies may, in their operating agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by our manager to members and the company.

Our operating agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our manager. These provisions have been negotiated to allow our manager or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our Board will have a duty to manage us in good faith and a duty to manage our manager in a manner beneficial to Devon, as its owner. Without these modifications, our manager’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our manager by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our manager to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to the public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our manager to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on managers of a limited liability company by the DLLCA in the absence of operating agreement provisions to the contrary, the contractual duties of our manager contained in our operating agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our manager and the rights and remedies of its unitholders with respect to these contractual duties:

State law fiduciary standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in an operating agreement providing otherwise, would generally require a managing member to act for the company in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in an operating agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the company.

Operating agreement modified standards

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its capacity as our manager, as opposed to in its individual capacity, it must act in “good faith” and will not be subject to any other standard under applicable law

(other than the implied contractual covenant of good faith and fair dealing). In addition, when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards replace the obligations that our manager would otherwise be held to.

If our manager does not obtain approval from the conflicts committee of the board of directors of our manager or the holders of our common units, excluding any units owned by our manager or its affiliates, and our Board approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, our Board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any member or the company, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards replace the obligations that our manager would otherwise be held to.

Rights and remedies of unitholders

The DLLCA generally provides that a member may institute legal action on behalf of the company to recover damages from a third party where a manager has refused to institute the action or where an effort to cause a manager to do so is not likely to succeed. These actions include actions against a manager for breach of its duties or of our operating agreement. In addition, the statutory or case law of some jurisdictions may permit a member to institute legal action on behalf of himself and all other similarly situated members to recover damages from a manager for violations of its fiduciary duties to the members.

Operating agreement modified standards

The DLLCA provides that, unless otherwise provided in an operating agreement, a member or other person shall not be liable to a limited liability company or to another member or to another person that is a party to or is otherwise bound by an operating agreement for breach of fiduciary duty for the member’s or other person’s good faith reliance on the provisions of the operating agreement. Under our operating agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our members, our manager and any other indemnitee acting in connection with its business or affairs shall not be liable to us or to any member for its good faith reliance on the provisions of our operating agreement.

By acquiring our common units, each new holder of our common units automatically agrees to be bound by the provisions in our operating agreement, including the provisions discussed above. This is in accordance with the policy of the DLLCA favoring the principle of freedom of contract and the enforceability of operating agreements.

The failure of a member to sign an operating agreement does not render the operating agreement unenforceable against that person.

Under our operating agreement, we must indemnify our manager and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our manager or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith, or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our manager or these other persons acted with knowledge that their conduct was unlawful. Thus, our manager could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. See “—Indemnification.”

CASH DISTRIBUTION POLICY

Our Cash Distribution Policy

We make cash distributions, if any, to holders of our common units on a pro rata basis.  We intend to pay distributions to our unitholders on a quarterly basis equal to the cash we receive, if any, from distributions from the Partnership and TOM Holdings less reserves for expenses, future distributions and other uses of cash, including:

•                  federal income taxes, which we are required to pay because we are taxed as a corporation;

•                  the expenses of being a public company;

•                  other general and administrative expenses;

•                  capital contributions to the Partnership upon the issuance by it of additional partnership securities in order to maintain the general partner’s then-current general partner interest, to the extent the board of directors of the General Partner exercises its option to do so; and

•                  cash reserves our board of directors believes are prudent to maintain.

Our ability to pay distributions is limited by the Delaware Limited Liability Company Act, which provides that a limited liability company may not pay distributions if, after giving effect to the distribution, the company’s liabilities would exceed the fair value of its assets. While our ownership of equity interests in the General Partner, the Partnership and Midstream Holdings are included in our calculation of net assets, the value of these assets may decline to a level where our liabilities would exceed the fair value of our assets if we were to pay distributions, thus prohibiting us from paying distributions under Delaware law.

MATERIAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences, and, in the case of a non-U.S. holder, estate tax consequences, related to the purchase, ownership and disposition of our common units by a taxpayer that holds our common units as a “capital asset” (generally property held for investment). This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations and administrative rulings and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Baker Botts L.L.P. This summary does not address all aspects of U.S. federal income and estate taxation or the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, or under U.S. federal gift tax laws. In addition, this summary does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as (without limitation):

•                  banks, insurance companies or other financial institutions;

•                  tax-exempt or governmental organizations;

•                  dealers in securities or foreign currencies;

•                  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

•                  “controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•                  persons subject to the alternative minimum tax;

•                  partnerships (including entities and arrangements treated as partnerships) or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

•                  persons that hold or are deemed to sell our common units under the constructive sale provisions of the Code;

•                  persons that acquired our common units through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•                  certain former citizens or long-term residents of the United States;

•                  real estate investment trusts or regulated investment companies;

•                  persons that hold our common units as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment or risk reduction transaction; and

•                  persons that hold in excess of 5% of our common units.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common units, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and upon the activities of the partnership. Accordingly, we urge partners of a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) investing in our common units to consult their tax advisors regarding the U.S. federal income tax considerations of the purchase, ownership and disposition of our common units by such partnership.

YOU ARE ENCOURAGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON UNITS ARISING UNDER THE U.S. FEDERAL GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Corporate Status

Although we are a Delaware limited partnership, we have elected to be treated as a corporation for U.S. federal income tax purposes. As a result, we are subject to tax as a corporation and distributions on the common units will be treated as distributions on corporate stock for federal income tax purposes. No Schedule K-1 will be issued with respect to the common units, but instead holders of common units will receive a Form 1099 from us with respect to distributions received on the common units.

Consequences to U.S. Holders

The discussion in this section is addressed to holders of our common units who are U.S. holders for U.S. federal income tax purposes. A U.S. holder for purposes of this discussion is a beneficial owner of our common units and who is, for U.S. federal income tax purposes:

•                  an individual citizen or resident of the United States;

•                  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) certain circumstances apply and the trust has validly elected to be treated as a United States person.

Distributions

Distributions with respect to our common units will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of a distribution with respect to our common units exceeds our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of the U.S. holder’s adjusted tax basis in such common units, which reduces such basis dollar-for-dollar, and thereafter as capital gain. Such gain will be long-term capital gain provided that the U.S. holder has held such common units for more than one year as of the time of the distribution. Non-corporate holders that receive distributions on our common units that are treated as dividends for U.S. federal income tax purposes generally will be subject to U.S. federal income tax at a maximum tax rate of 20% on such dividends provided certain holding period requirements are met.

Prospective investors in our common units are encouraged to consult their tax advisors as to the tax consequences of receiving distributions on our common units, including, in the case of prospective corporate investors, the ability to claim the corporate dividends received deduction with respect to such distributions.

Gain on Disposition of Common Units

A U.S. holder generally will recognize capital gain or loss on a sale, exchange, certain redemptions, or other taxable disposition of our common units equal to the difference, if any, between the amount realized upon the disposition of such common units and the U.S. holder’s adjusted tax basis in those shares. A U.S. holder’s tax basis in the shares generally will be equal to the amount paid for such shares reduced (but not below zero) by distributions received on such shares that are not treated as dividends for U.S. federal income tax purposes. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or disposed of is more than one year. Long-term capital gains of individuals generally are subject to a reduced maximum U.S. federal income tax rate of 20%. The deductibility of net capital losses is subject to limitations.

Backup Withholding and Information Reporting

Information returns generally will be filed with the IRS with respect to distributions on our common units and the proceeds from a disposition of our common units. U.S. holders may be subject to backup withholding on distributions with respect to our common units and on the proceeds of a disposition of our common units unless such U.S. holders furnish the applicable withholding agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establish, in the manner prescribed by law, an exemption from backup withholding. Penalties apply for failure to furnish correct information and for failure to include reportable payments in income.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be creditable against a U.S. holder’s U.S. federal income tax liability, and the U.S. holder may be entitled to a refund, provided the U.S. holder timely furnishes the required information to the IRS. U.S. holders are urged to consult their own tax advisors regarding the application of the backup withholding rules to their particular circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

3.8% Tax On Unearned Income

Certain U.S. holders that are individuals, trusts or estates will be subject to an additional 3.8% Medicare tax on unearned income, which generally will include dividends received and gain recognized with respect to our common units. For individual U.S. holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over $200,000 ($250,000 if married and filing jointly or $125,000 if married and filing separately). “Net investment income” generally equals a U.S. holder’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents and capital gains. U.S. holders are urged to consult their own tax advisors regarding the application of this additional Medicare tax to their particular circumstances.

Consequences to Non-U.S. Holders

The discussion in this section is addressed to holders of our common units who are non-U.S. holders for U.S. federal income tax purposes. For purposes of this discussion, a non-U.S. holder is a beneficial owner of our common units that is an individual, corporation, estate or trust that is not a U.S. holder as defined above.

Distributions

Generally, a distribution treated as a dividend paid to a non-U.S. holder on our common units will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the distribution, or such lower rate as may be specified by an applicable income tax treaty. To the extent a distribution exceeds our current and accumulated earnings and profits, such distribution will reduce the non-U.S. holder’s adjusted tax basis in its common units (but not below zero). The amount of any such distribution in excess of the non-U.S. holder’s adjusted tax basis in its common units will be treated as gain from the sale of such shares and will have the tax consequences described below under “—Gain on Disposition of Common Units.” The rules applicable to distributions by a United States real property holding corporation (a “USRPHC”) to non-U.S. persons that exceed current and accumulated earnings and profits are not clear. As a result, it is possible that U.S. federal income tax at a rate not less than 10% (or such lower rate as may be specified by an applicable income tax treaty for distributions from a USRPHC) may be withheld from distributions received by non-U.S. holders that exceed our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate on distributions, a non-U.S. holder must provide the withholding agent with an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, (or other appropriate form) certifying qualification for the reduced rate.

Non-U.S. holders are encouraged to consult their tax advisors regarding the withholding rules applicable to distributions on our common units, the requirement for claiming treaty benefits, and any procedures required to obtain a refund of any overwithheld amounts.

Distributions treated as dividends that are paid to a non-U.S. holder and are effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be taxed on a net income basis at the rates and in the manner generally applicable to U.S. persons (as defined under the Code). Effectively connected dividend income will not be subject to U.S. withholding tax if the non-U.S. holder satisfies certain certification requirements by providing to the withholding agent a properly executed IRS Form W-8ECI (or successor form) certifying eligibility for the exemption. If the non-U.S. holder is a corporation, that portion of the corporation’s earnings and profits for the taxable year, as adjusted for certain items, that is effectively connected with its U.S. trade or business (and, if required by applicable income tax treaty, is attributable to a permanent establishment maintained by the corporate non-U.S. holder in the United States) may also be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable tax treaty.

Gain on Disposition of Common Units

Subject to the discussion below under “—Backup Withholding and Information Reporting” and “Material Income Tax Considerations—Additional Withholding Requirements,” a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common units unless:

•                  the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met;

•                  the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States); or

•                  our common units constitute a U.S. real property interest by reason of our status as a USRPHC for U.S. federal income tax purposes.

A non-U.S. holder described in the first bullet point above will be subject to tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the amount of such gain (which may be offset by U.S. source capital losses).

A non-U.S. holder whose gain is described in the second bullet point above will be subject to U.S. federal income tax on any gain recognized on a net income basis at the same graduated rates generally applicable to U.S. persons unless an applicable tax treaty provides otherwise. Corporate non-U.S. holders may also be subject to a branch profits tax equal to 30% (or such lower rate as may be specified by an applicable tax treaty) of their effectively connected earnings and profits attributable to such gain, as adjusted for certain items.

Generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. We believe that we currently are, and expect to remain for the foreseeable future, a USRPHC for U.S. federal income tax purposes. However, as long as our common units are “regularly traded on an established securities market,” a non-U.S. holder will be taxable on gain recognized on the disposition of our common units as a result of our status as a USRPHC only if the non-U.S. holder actually or constructively owns, or owned at any time during the five-year period ending on the date of the disposition or, if shorter, the non-U.S. holder’s holding period for the common units, more than 5% of our common units. If our common units were not considered to be regularly traded on an established securities market, all non-U.S. holders would be subject to U.S. federal income tax on a disposition of our common units, and a 10% withholding tax would apply to the gross proceeds from the sale of our common units by such non-U.S. holder. Non-U.S. holders should consult their tax advisors with respect to the application of the foregoing rules to their ownership and disposition of our common units.

U.S. Federal Estate Tax

Our common units beneficially owned or treated as owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death generally will be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and therefore may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of the recipient, and the amount, if any, of tax withheld with respect to those dividends. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make such reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder generally will not be subject to backup withholding if the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8, provided that the withholding agent does not have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common units effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at the applicable rate) unless the non-U.S. holder establishes an exemption by properly certifying its non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8 and certain other conditions are met or the non-U.S. holder otherwise establishes an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds from a sale or other disposition of our common units effected outside the United States by a foreign office of a broker. However, unless such broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met, or the non-U.S. holder otherwise establishes an exemption, information reporting will apply to a payment of the proceeds of the disposition of our common units effected outside the United States by such a broker if it has certain relationships within the United States.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability (if any) of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that certain required information is timely furnished to the IRS.

Additional Withholding Requirements

Sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder impose a 30% withholding tax on any dividends paid on our common units and on the gross proceeds from a disposition of our common units (if such disposition occurs after December 31, 2018), in each case if paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners); (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any “substantial United States owners” (as defined in the Code) or furnishes the applicable withholding agent with a certification (generally on an IRS Form W-8BEN-E) identifying each direct and indirect substantial United States owner of the entity; or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules and provides appropriate documentation (such as an IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these rules may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes.

Prospective purchasers of our common units are urged to consult their own tax advisors with respect to the tax consequences of these withholding provisions.

INVESTORS CONSIDERING THE PURCHASE OF OUR COMMON UNITS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS AND TREATIES.

THE SELLING UNITHOLDERS

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 15,564,009 common units by the selling unitholders.  The selling unitholders acquired the common units from us on January 7, 2016 as consideration for acquisitions pursuant to securities purchase agreements dated December 6, 2015.  We are registering the offering by the selling unitholders of the common units described below pursuant to the provisions of a registration rights agreement entered into with the selling unitholders in connection with those acquisitions.  For additional information about the registration rights agreement, see “Plan of Distribution.”

No offer or sale may occur unless the registration statement that includes this prospectus has been declared effective by the SEC and remains effective at the time such selling unitholder offers or sells common units.  We are required, under certain circumstances, to update, supplement or amend this prospectus to reflect material developments in our business, financial position and results of operations and may do so by an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

The following table sets forth information relating to the selling unitholders as of January 13, 2016 based on information supplied to us by the selling unitholders on or prior to that date. We have not sought to verify such information.  Information concerning the selling unitholders may change over time and selling unitholders may be added; if necessary, we will supplement this prospectus accordingly.  Except as set forth below, none of the selling unitholders is a broker-dealer registered under Section 15 of the Exchange Act or an affiliate of a broker-dealer registered under Section 15 of the Exchange Act.  The selling unitholders may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholders may have sold, transferred or otherwise disposed of some or all of their common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of their common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act. However, the selling unitholders are not obligated to sell any of the common units offered by this prospectus.

As of January 13, 2016, there were an aggregate of 179,868,414 common units outstanding.

				Number of	Percentage of
	Number of	Percentage of		Common Units	Common Units
	Common	Common	Number of	Beneficially	Beneficially
	Units	Units	Common Units	Owned	Owned
Name of Selling	Beneficially	Beneficially	That May be	Following	Following
Unitholder	Owned	Owned	Offered	Resale	Resale
Tall Oak Midstream, LLC(1)	9,996,096	5.56%	9,996,096	—	—
FE-STACK, LLC(1)	5,567,913	3.10%	5,567,913	—	—

(1)         Under Tall Oak Midstream, LLC’s (“Tall Oak”) limited liability company agreement, the voting and disposition of the common units held by Tall Oak are controlled by its board of managers. The board of managers, which acts by majority approval, is comprised of Dennis F. Jaggi, David J. Kurtz, William R. Lemmons, Jr., Carlos P. Evans, Lindel R. Larison, Ryan D. Lewellyn and Max J. Myers. Each of the members of the board of managers of Tall Oak disclaims beneficial ownership of any of our common units held by Tall Oak except to the extent of his pecuniary interest therein.

(2)         Under FE-STACK, LLC’s (“FE-STACK”) limited liability company agreement, the voting and disposition of the common units held by FE-STACK are controlled by Felix STACK Holdings, LLC (“Holdings”). In turn, Holdings is controlled by its board of managers. The board of managers of Holdings is comprised of Douglas E. Swanson, Jr., Martin Phillips, Skye Callantine and W. King Grant. Each of the members of the board of managers of Holdings disclaims beneficial ownership of any of our common units held by FE-STACK except to the extent of his pecuniary interest therein.

Because the selling unitholders may offer all or some of their common units from time to time, we cannot estimate the number of common units that will be held by the selling unitholders upon the termination of any particular offering by the selling unitholders. Please refer to “Plan of Distribution.”

PLAN OF DISTRIBUTION

As of the date of this prospectus, we have not been advised by the selling unitholders as to any plan of distribution. The selling unitholders may choose not to sell any units. The common units offered by this prospectus may be sold from time to time to purchasers:

•                  directly by either or both of the selling unitholders or their successors, which includes their donees, pledgees or transferees or their successors-in-interest, or

•                  through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling unitholders or the purchasers of the common units. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling unitholders reserve the right to accept and, together with their agents, to reject, any proposed purchases of common units to be made directly or through agents.

The selling unitholders may authorize underwriters acting as their agent to offer and sell the common units being registered pursuant to this prospectus upon the terms and conditions as are set forth in an applicable prospectus supplement. In connection with the sale of the common units, underwriters may be deemed to have received compensation from the selling unitholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of common units for whom they may act as agent or to whom they sell as principals, or both. Underwriters may sell common units to or through dealers. Dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent or to whom they sell as principals, or both. A member firm of the NYSE may be engaged to act as the agent of the selling unitholders in the sale of common units.

The common units may be sold in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to such prevailing market prices;

•                  varying prices determined at the time of sale; or

•                  negotiated prices.

These sales may be effected in one or more transactions:

•                  on any national securities exchange or quotation on which the common units may be listed or quoted at the time of the sale;

•                  in the over-the-counter market;

•                  in transactions other than on such exchanges or services or in the over-the-counter market;

•                  through the writing of options (including the issuance by the selling unitholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•                  through the settlement of short sales; or

•                  through any combination of the foregoing.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with sales of the common units, the selling unitholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•                  engage in short sales of the common units in the course of hedging their positions;

•                  sell the common units short and deliver the common units to close out short positions;

•                  loan or pledge the common units to broker-dealers or other financial institutions that in turn may sell the common units;

•                  enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common units, which the broker-dealer or other financial institution may resell under the prospectus; or

•                  enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

To our knowledge, there are currently no plans, arrangements or understandings between either of the selling unitholders and any underwriter, broker-dealer or agent regarding the sale of the common units by the selling unitholders.

Our common units are listed on the New York Stock Exchange under the symbol “ENLC.”

There can be no assurance that the selling unitholders will sell any or all of the common units under this prospectus. Further, we cannot assure you that the selling unitholders will not transfer, devise or gift the common units by other means not described in this prospectus. In addition, any common units covered by this prospectus that qualify for sale under Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. The common units covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common units may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common units may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The selling unitholders and any other person participating in the sale of the common units will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the common units by the selling unitholders and any other such person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the common units to engage in market-making activities with respect to the particular common units being distributed. This may affect the marketability of the common units and the ability of any person or entity to engage in market-making activities with respect to the common units.

We entered into a registration rights agreement with the selling unitholders pursuant to which we agreed to, among other things, bear all expenses, other than brokers’ or underwriters’ discounts and commissions or transfer taxes relating to the sale of the common units, in connection with the registration and sale of the common units covered by this prospectus, including the payment of federal securities law and state blue sky registration fees.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the common units in respect of which this prospectus is delivered may be set forth in a future prospectus supplement.

LEGAL MATTERS

The validity of the common units offered in this prospectus will be passed upon for us by Baker Botts L.L.P., Dallas, Texas.  If certain legal matters in connection with an offering of the common units made by this prospectus and a related prospectus supplement are passed on by counsel for the underwriters of such offering, that counsel will be named in the applicable prospectus supplement related to that offering.

EXPERTS

The consolidated financial statements and schedule of EnLink Midstream, LLC as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.  The audit report refers to a change in method of accounting for computing depreciation under the units-of-production method to the straight-line method for certain assets. That change is a change in accounting estimate effected by and inseparable from the change in accounting principle.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the common units offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

In addition, we file annual, quarterly and other reports and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC’s public reference room. Our SEC filings are available on the SEC’s web site at http://www.sec.gov. We also make available free of charge on our website at http://www.enlink.com all materials that we file electronically with the SEC, including our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to these reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus the documents listed below and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (excluding information deemed to be furnished and not filed with the SEC) until all offerings under this registration statement are completed:

•                  our annual report on Form 10-K for the year ended December 31, 2014;

•                  our quarterly reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015, filed on May 6, 2015, August 5, 2015 and November 4, 2015, respectively;

•                  our current reports on Form 8-K filed on February 5, 2015, February 11, 2015, February 17, 2015, March 16, 2015, March 24, 2015, March 25, 2015, May 12, 2015, May 27, 2015, June 10, 2015, June 15, 2015, December 7, 2015, December 29, 2015 and January 12, 2016, respectively (in each case to the extent filed and not furnished); and

•                  the description of our common units in our registration statement on Form 8-A (File No. 001-36336) filed pursuant to the Securities Exchange Act of 1934 on March 6, 2014.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s web site at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus (including exhibits to those documents specifically incorporated by reference in those documents), at no cost, by visiting our internet website at www.enlink.com, or by writing or calling us at the following address:

EnLink Midstream, LLC

2501 Cedar Springs Rd.

Dallas, Texas 75201

Attention: Investor Relations

Telephone: (214) 953-9500